Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated October 14, 2020, in the Registration Statement (Form F-4) and related Prospectus of TOTVS S.A. dated October 15, 2020.

/s/ Ernst & Young

Auditores Independentes S.S.

São Paulo, Brazil

October 15, 2020